Exhibit 5.1

LETTERHEAD OF SIDLEY AUSTIN LLP

May 16, 2011

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Re:         Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed, on or about the date hereof, by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 204,525 shares (the “Registered Shares”) of the Company’s common stock, par value $0.001 per share, issuable or reserved for issuance pursuant to the uLocate Communications, Inc. 2003 Stock Option and Incentive Plan, as amended (the “Plan”).

As counsel to the Company, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. We have also assumed, to the extent relevant to the opinion set forth herein, that the Company was duly organized and at all relevant times was and will be validly existing and in good standing under the laws of the State of Delaware.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (a) the Registration Statement shall have become effective under the Securities Act, (b) such Registered Share shall have been duly issued and delivered in the manner contemplated by and in accordance with the Plan, and (c) a certificate in due and proper form representing such Registered Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan or, if any such Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan.

The foregoing opinion is limited to matters arising under the Delaware General Corporation Law.

The opinion expressed herein is expressed as of the date hereof and we assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinion) that may come to our attention after such time.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP